UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2010

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate office, 107 West Franklin Street, Elkhart, Indiana, on Thursday, May 20, 2010 at 10:00 A.M., Eastern time, for the following purposes:

1.	To elect eight directors to the Board of Directors to serve until the 2011 Annual Meeting of Shareholders.

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2010; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 24, 2010, as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders.  Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important.  Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope.  Your shares will then be represented at the meeting if you are unable to attend.  You may, of course, revoke your Proxy and vote in person at the meeting if you desire.  If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.  Please note that this year the rules that guide how brokers vote your shares have changed.  Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  Please return your proxy card so your vote can be counted.

                                                  By Order of the Board of Directors,

                                            /s/ Andy L. Nemeth

                        Andy L. Nemeth
                        Secretary
April 26, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 20, 2010.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2009 are available on Patrick Industries, Inc.'s website at www.patrickind.com under “Investors.”  You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

Table of Contents

Voting Information	1
Proposal 1 – Election of Directors	3
Proposal 2 – Ratification of the Appointment of Independent
Registered Public Accounting Firm	4
Security Ownership of Certain Beneficial Owners and Management	5
Corporate Governance	6
Executive Compensation	10
2009 Non-Employee Director Compensation	23
Compensation Committee Report	24
Related Party Transactions	24
Audit Committee Report	26
Independent Public Accountants	26
Householding of Annual Meeting Materials	28
Other Matters	28

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 20, 2010
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 26, 2010, and are furnished in connection with the solicitation of proxies by the Board of Directors’ (the “Board”)  for the Annual Meeting of Shareholders to be held on May 20, 2010 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.  If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy, or by requesting to vote in person at the meeting.  Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation.  Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2009, accompanies this Proxy Statement.  Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.  Annual meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date.  For purposes of the meeting, a quorum means a majority of the outstanding shares.  Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum.  As of the close of business on March 24, 2010, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 9,182,189 shares of common stock entitled to one vote each.  In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted.  Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.

A shareholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy.  With respect to any other proposal, a shareholder may vote for, against or abstain.

Please note that this year the rules that guide how brokers vote your stock have changed.  Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.  Please return your proxy card so your vote can be counted.

If a shareholder’s shares are held by a broker on the shareholder’s behalf  (that is, in “street name”)  and  the shareholder does not instruct the broker as to how to vote the shareholder’s shares on the election of directors, the broker may not exercise discretion to vote for or against this proposal.  This is a “broker non-vote.”  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.  Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.  If, however, the shareholder does not instruct the broker as to how to vote the shares on the ratification of accountants, the broker may exercise its discretion to vote for or against that proposal.

A broker or other nominee may vote your shares on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.  Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote.  Proposal 2 in this Proxy Statement requires the affirmative vote of a majority of the votes cast, provided a quorum (50% of the outstanding shares of common stock) is present.  Broker non-votes and abstentions will have no effect on Proposal 2.

The Board knows of no other matter which may come up for action at the Annual Meeting.  However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 27, 2010.  In addition, our By-laws require notice of any other business to be brought before a meeting by a shareholder (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after January 31, 2011 and no later than February 19, 2011.  Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board be delivered to the Secretary, together with certain prescribed information in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

ELECTION OF DIRECTORS

There are eight nominees for election to the Board, all of which are current members of our Board.  The individuals elected as directors at the 2010 Annual Meeting will be elected to hold office until the 2011 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form.  It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.  The Board does not anticipate that any nominee will be unable or unwilling to serve.

The information provided below has been furnished by the director nominees, and sets forth the names, ages (as of March 31, 2010), principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any.  Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 21, 2009.

Paul E. Hassler, age 62, has been our Chairman of the Board since May 2008.  Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008.  Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994.  Mr. Hassler has over 37 years of recreational vehicle, manufacturing housing and industrial experience in various capacities and has demonstrated exemplary leadership as Non-Executive Chairman of the Board.  He has served as a director of the Company since 2005.

Terrence D. Brennan, age 71, was the President and Chief Executive Officer of NBD Bank, Elkhart, Indiana from 1973-1997 (retired).  Mr. Brennan has extensive knowledge of the banking industry and its operations, experience in corporate management and leadership, and strategic planning.  He possesses accounting and financial acumen, and has been determined to be an “audit committee financial expert” under the Securities and Exchange Commission (“SEC”) rules and regulations.  He currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee and has served as a director of the Company since 1999.

Joseph M. Cerulli, age 50, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, Tontine Capital Overseas Master Fund, LP, and Tontine Capital Overseas Master Fund II, LP  (collectively, “Tontine”) since January 2007.  Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006.  Mr. Cerulli is a director of Neenah Enterprises, Inc., one of the largest independent foundry companies in the U.S.  As an employee of Tontine, the majority shareholder of the Company’s common stock, Mr. Cerulli possesses particular knowledge of our Company and the industries in which we operate and possesses accounting and financial acumen and extensive knowledge with respect to financial and investment matters.  He has served as a director of the Company since 2008.

Todd M. Cleveland, age 42, has been serving as Chief Executive Officer of the Company since February 2009.  Mr. Cleveland assumed the position of President and Chief Operating Officer of the Company in May 2008.  Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008.  Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998.  Mr. Cleveland has over 19 years of recreational vehicle, manufacturing housing and industrial experience in various operating capacities.  He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products.  He has served as a director of the Company since 2008.

Keith V. Kankel, age 67, was the Interim President and Chief Executive Officer of the Company from 2003 to 2004 (retired).  In addition, he was Vice President of Finance of the Company from 1987 through July 2002, and retired Secretary-Treasurer of the Company from 1974 through July 2002.  Mr. Kankel has accounting and financial acumen, with particular knowledge of financial reporting, and has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations.  His long-time service on the Board has provided critical knowledge of our operations and corporate history.  He currently serves as the Chairman of the Company’s Audit Committee and has served as a director of the Company since 1977.

Andy L. Nemeth, age 41, has been the Company’s Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer since May 2004.  Mr. Nemeth was Vice President-Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer from 2002 to 2003.  Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting.  Mr. Nemeth has over 18 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities.  Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, extensive experience with corporate management, acquisitions, strategic planning and banking relations, and has financial and accounting acumen.  He has served as a director of the Company since 2006.

Larry D. Renbarger, age 71, was the Chief Executive Officer of Shelter Components, a manufacturer and supplier of products to the manufacturing housing and recreational vehicle industries, from 1984 to 1998 (retired).  Mr. Renbarger has particular knowledge of our Company and the industries in which we sell our products, experience in corporate management and leadership, and strategic planning.  He also has a public accounting background and has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations.  He has served as a director of the Company since 2002.

Walter E. Wells, age 71, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired).  Mr. Wells has particular knowledge of our Company and the industries in which we sell our products, experience in corporate management and leadership, and strategic planning.  He possesses financial acumen and has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations.  He currently serves as the Chairman of the Company’s Compensation Committee and has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors, and your proxy will be so voted, unless you specify otherwise.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009, and is considered by management to be well qualified.  The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2010.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.  Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board of Directors recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, information concerning the only parties known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers and named officers,  individually and as a group.  The address of each director and executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class
Five Percent Shareholders:
Jeffrey L. Gendell c/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830	5,174,963	(1)	56.4%

Andrew K. Boszhardt, Jr. and Zoltan H. Zsitvay c/o Great Oaks Capital Management, LLC 660 Madison Avenue, 14th Floor New York, NY 10065	552,015	(2)	6.0%

Wells Fargo and Company
420 Montgomery Street San Francisco, CA 94104	543,623	(3)	5.9%

Directors:
Keith V. Kankel	36,186		*
Larry D. Renbarger	36,000		*
Terrence D. Brennan	28,500		*
Walter E. Wells	28,500		*
Joseph M. Cerulli (4)	3,500		*

Named Executive Officers and Named Officers:
Paul E. Hassler (5)	44,005		*
Todd M. Cleveland (6)	247,165		2.7%
Andy L. Nemeth (7)	108,714		1.2%
Doyle K. Stump (8)	52,250		*
James S. Ritchey (9)	33,626		*
Darin R. Schaeffer (10)	20,610		*

Directors, Executive Officers and Named Officers as a group (11 persons)	639,056		7.0%
* Less than 1%.

(1)
Information based on the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TMF”), Tontine Capital Overseas Master Fund II, L.P. (“TMF 2”), Tontine Capital Overseas GP, L.L.C. (“TCO”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell on March 10, 2010.  Includes 4,221,155 shares owned directly by TCP, 818,434 shares owned directly by TMF and 135,374 shares owned directly by TMF 2.  Mr.

Gendell is the managing member of TCM, TCO and TAA, the general partners of TCP, TMF and TMF 2, respectively.

(2)
Information based on the Schedule 13G/A filed jointly by Great Oaks Strategic Investment Partners, LP (the “Fund”), GOCP, LLC (the “General Partner”), Great Oaks Capital Management, LLC (the “Investment Manager”), Andrew K. Boszhardt, Jr., and Zoltan H. Zsitvay on February 16, 2010.  Mr. Boszhardt is the managing member and controlling person of the General Partner and the Investment Manager, and Mr. Zsitvay is the advisor of the Investment Manager with respect to the Fund.

(3)	Information based on the Schedule 13G filed by Wells Fargo and Company on January 21, 2010.

(4)	Mr. Cerulli is employed by an affiliate of Tontine. He disclaims beneficial ownership of the shares beneficially owned by Tontine.

(5)	Mr. Hassler retired from the Company effective January 31, 2009.

(6)        Includes 52,500 options which are exercisable within 60 days of the record date.

(7)	Includes 59,626 options which are exercisable within 60 days of the record date.

(8)        Includes 22,750 options which are exercisable within 60 days of the record date.

(9)        Includes 13,126 options which are exercisable within 60 days of the record date.

(10)       Includes 7,000 options which are exercisable within 60 days of the record date.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders.  The Board annually reviews its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules.

Board Membership

    As of the date of this Proxy Statement, the Board has eight members.  Except for Mr. Cleveland, our President and Chief Executive Officer, and Mr. Nemeth, our Chief Financial Officer, no director is an employee.

Mr. Cerulli has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, L.P.,  Tontine Capital Overseas Master Fund, L.P., and Tontine Capital Overseas Master Fund II, L.P. (collectively, “Tontine”) since January 2007.  As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine.  Following the related party transactions described herein, Tontine beneficially owned approximately 56.4% of the Company’s common stock as described in a Schedule 13D/A filed by Tontine on March 10, 2010.  Mr. Cerulli began receiving compensation for his services to the Board beginning in January 2009.

In connection with the financing of its acquisition of Adorn in May 2007, the Company entered into a Securities Purchase Agreement with Tontine, dated April 10, 2007 (the “2007 Securities Purchase Agreement”), which provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board. The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board.  Tontine’s right to appoint directors and the Company’s obligation to limit the size of its Board were affirmed in a subsequent Securities Purchase Agreement with Tontine, dated March 10, 2008 (the “2008 Securities Purchase Agreement”), in connection with a private placement in March 2008.  Mr. Cerulli’s appointment to the Board was made pursuant to Tontine’s right to appoint directors as described above.  As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

Election of Directors and Length of Board Term

Directors are currently elected for one-year terms at the Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee.  Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member care of Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.  Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.
Attn:  Andy L. Nemeth, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana  46515-0638

Board Meetings and Attendance

The Board and Board Committees hold regular meetings on a set schedule and may hold interim meetings and act by written consent from time to time as necessary or appropriate.  The Board had four regular meetings and five special meetings via conference call in 2009.  Additionally, the Board participated in regularly scheduled monthly update calls with the Chief Executive Officer and Chief Financial Officer during 2009 for which they were not compensated.  In 2009, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served.  We expect all Board members to attend the Annual Meeting of Shareholders, but from time to time, other commitments may prevent all directors from attending each meeting.  All directors attended the most recent Annual Meeting of Shareholders which was held on May 21, 2009.

Executive Sessions of Non-Employee Directors

The Board and committees regularly meet in executive session without the presence of any management directors or representatives.  There was no lead independent director designated to preside over the executive sessions of the Board in 2009.  Any non-employee director can request additional executive sessions.

Board Leadership Structure and Risk Oversight

    The Company has maintained separate positions for the Chairman of the Board (“Chairman”) and for the Chief Executive Officer since the retirement of Paul E. Hassler from the Company on January 31, 2009.  Mr. Hassler previously held the combined positions of Chairman and Chief Executive Officer.  The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance compared to our prior combined Chairman and Chief Executive Officer leadership structure.  Mr. Hassler serves as Chairman and Todd M. Cleveland is the Chief Executive Officer.

    The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.”  In accordance with the Audit Committee’s Charter, each of our senior financial and accounting, and internal audit professionals report directly to the Audit Committee regarding materials risks to our business, among other matters, and the Audit Committee meets in executive sessions with each professional and with representatives of our independent registered public accounting firm.  The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Independent Directors

Following the Annual Meeting of Shareholders held on May 21, 2009, the Board was comprised of eight members, of which five were classified as independent directors and thus comprised a majority of the Board.  In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations, in addition to those other factors it may deem relevant.  The Board of Directors has determined that the independent directors are Terrence D. Brennan, Joseph M. Cerulli (except for purposes of the audit committee), Keith V. Kankel, Larry D. Renbarger and Walter E. Wells.  The independent directors met four times in 2009.

Director Qualifications and Director Diversity

    The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and value to represent the long-term interests of our Company and its shareholders.  To be considered for membership on the Board, a candidate should possess the following major attributes:

•	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

•	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

•	Expertise in key areas of corporate management and in strategic planning;

•	Financial literacy and financial and accounting expertise; and

•	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Corporate Governance and Nominations Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates.  However, as part of its annual self-evaluation under our Corporate Governance Principles, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee takes the outcome into account when identifying and evaluating director candidates.

Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders.  Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Corporate Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana  46515-0638.  In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company.  To be timely, such notice must be received at our principal executive office not less than 90 days or more than 110 days prior to the next Annual Meeting of Shareholders.  Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee.  It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any).  The nominee’s consent to be elected and serve must be submitted.  The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

 As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the board and evaluating the background and qualification of those candidates.  Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders.  The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director.  The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations.  The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.

Board Committee Responsibilities and Related Matters

The Board has delegated certain responsibilities and authority to each Board Committee as described below.  At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.

Audit Committee

The Board has an Audit Committee, which is comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, Larry D. Renbarger, and Walter E. Wells.  The Audit Committee’s responsibilities include oversight responsibilities related to potential material risks to our business including, but not limited to, credit, liquidity and operational risks.  In addition, its responsibilities include recommending to the Board the independent accountants to be employed for the purpose of conducting the annual examination of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters.  Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis.  The Audit Committee’s report is provided on page 26 of this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and that Messrs. Kankel, Brennan, Renbarger and Wells all meet the qualifications required to be an audit committee financial expert and meet the financial sophistication requirements of the NASDAQ listing standards.  The Audit Committee had four regular meetings and three special meetings in 2009.  These meetings included conference calls with our management to review our quarterly earnings releases prior to their issuance.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located on our website at www.patrickind.com.  See “Access to Corporate Governance Documents.”

Compensation Committee

The Board has a Compensation Committee which is comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, Keith V. Kankel, and Larry D. Renbarger.  The Compensation Committee met seven times in 2009.  The primary responsibilities of this committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

•	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

•	Oversight authority for the stock-based compensation programs.

In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management as further described below under the heading “Compensation Discussion and Analysis -Compensation of Executive Officers and Directors.”  The Compensation  Committee’s report is provided on page 24 of this Proxy Statement.

The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Principles.  For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation

Committee Charter located on our website at www.patrickind.com.  See “Access to Corporate Governance Documents.”

Compensation Committee Interlocks and Director Participation

During 2009, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer.  No member of the Compensation Committee was an officer or employee of the Company during 2009.  Keith V. Kankel was formerly an officer of the Company from 1974-2004 and became a member of the Compensation Committee in 2008.

Corporate Governance and Nominations Committee

The Board has a Corporate Governance and Nominations Committee, which is comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, Keith V. Kankel, Larry D. Renbarger and Walter E. Wells.  This Committee met four times in 2009.  The primary responsibilities of this committee include:

•	To assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

•	To recommend nominees to the Board to fill new positions or vacancies as they occur;

•	To review and recommend to the Board the compensation of directors;

•	To recommend to the Board candidates for election by shareholders at the annual meeting; and

•	To review and monitor corporate governance compliance as well as recommend appropriate changes.

The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Principles.  For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located on our website at www.patrickind.com.  See “Access to Corporate Governance Documents.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock.  Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis should be read in conjunction with the executive compensation tables and corresponding footnotes that follow.

Compensation Discussion and Analysis

Compensation of Executive Officers and Directors

Summary

We believe that the compensation plan as it relates to our Chief Executive Officer (“CEO”)-Mr. Cleveland, other named executive officers (“NEO” or “NEOs”)-Messrs. Hassler and Nemeth, and other members of senior management, including our named officers- Messrs. Stump, Ritchey and Schaeffer, should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company.  Our objective is to provide a comprehensive market competitive program designed to attract, retain, motivate and align the best qualified top talents from inside and outside the industry and align the interest of our Board with our senior management team.  In totality, the performance management system ultimately drives decisions by senior management to facilitate a “Customer First-

Performance Based” and results oriented environment through the rigorous execution of approved objectives linked to the short-term and long-term goals of the Company.  In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to ensure we are providing a complete and competitive performance and rewards strategy as it relates to our NEOs and senior management team.

Executive Compensation Decisions –

Participants and Roles, Plan Factors, Plan Components and Benchmark Sources

Participants and Roles

COMPENSATION COMMITTEE

• Recommends to the Board, with the support of our management team and external advisors, the Company’s executive compensation and benefits programs to include the CEO, the NEOs and select other members of senior management.

• Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the CEO, NEOs and other members of senior management against business deliverables.

CHIEF EXECUTIVE OFFICER

• When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

• Evaluates the performance plans of NEOs and other senior management members in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation:

• NEO and senior management members’ roles, position scope, organizational structure, experience, skill set, and performance history;

• The external market for comparable roles;

• The current and expected business climate; and

• The Company’s financial position and its reflection of operating results.

Plan Components

The Compensation Committee enacts its own judgment in approving the components of compensation, benefits, and plan targets for each NEO.  The committee further reviews and approves all pay and benefits parameters to include targets, thresholds, and maximums of short-term and long-term incentives.  The committee takes into account these aforementioned factors and total compensation that may be earned through performance and paid through short-term and long-term incentives.

    The Compensation Committee and the Company believe that the components of compensation and benefits should be directly linked to a pay-for-performance strategy and plan.  As a result, the approved executive compensation plan is heavily weighted and focused on the variable pay component of short-term and long-term incentives.  The goal of the Committee is to ensure that the incentive plans are aligned with both the short-term and long-term interests of the shareholders through execution of the performance-based plan.

Fiscal Year 2009 Compensation Context

The 2009 performance plan year was heavily influenced by depressed and unstable market conditions.  Our business remained challenged from the effects of the economic crisis in 2008 and 2009, and influenced our compensation and benefits not only for the executive team, but for all team members with the implementation of company-wide wage and benefit reductions in the early part of the 2009 plan year.  In addition, the CEO and CFO had previously voluntarily reduced their salary wage base in mid-2008.  As our business started to stabilize in late 2009, we were able to reconfigure our Company wide benefits platform, and reinstate on January 4, 2010, a portion of the base wage reductions taken by all hourly and salaried employees in the first quarter of 2009.

Fiscal Year 2009 NEO Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary
Cash payments reflective of below-market competitive position for performance of functional role.  Base salaries were voluntarily reduced to below market by all NEO’s and other members of senior management based on the Company’s financial position and its operating plan for 2009.

Short-Term Incentives
Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and personal performance plans.  The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives	Restricted stock grants reflective of the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.
Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our normal plans for all employees.
Voluntary Deferred Compensation Plan
Voluntary deferred compensation plan whereby highly compensated individuals could elect to voluntarily defer all or a portion of their wages in any given years subject to applicable laws and restrictions.  Designed to supplement market competitive position and further drive retention of key executives.

Perquisites	Perquisites were not included in the 2009 compensation and benefit plan design.
Other Compensation
Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and health club reimbursement pursuant to the Company’s general health and wellness program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We continue to support our executive team and want to provide reasonable and customary transition support aligned to our market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event.  Base salaries are set on the first day of January of each year.  The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other NEOs based on market reference recommendations made by the President and CEO.

In May 2008 in conjunction with Mr. Cleveland being appointed President and Chief Operating Officer, the Compensation Committee and the Board approved, based on a recommendation by Mr. Hassler, that Mr. Cleveland’s base salary be increased to $300,000.  Mr. Cleveland, recognizing the deteriorating economic conditions, voluntarily elected not to accept the increase in base salary as recommended by the Compensation Committee and the Board until these conditions improved.  Additionally, effective July 1, 2008, based upon unprecedented economic conditions in the recreational vehicle and manufactured housing industries, the NEOs voluntarily elected to take a 10% reduction in base salary.  Effective March 30, 2009, the NEOs (exclusive of Mr. Hassler who retired from the Company on January 31, 2009) and the named officers voluntarily elected to take further reductions in their base wages that were well below market.

The following table summarizes the 2008 and 2009 base salaries as approved by the Board for the NEOs and the named officers and subsequent voluntary salary reductions taken by them:

Name	2008 Base Salary – 7/1/08 (1)	2009 Base Salary – 3/30/09 (2)	% Decrease 3/30/09
Paul E. Hassler (3)	$ 315,000	N/A	N/A
Todd M. Cleveland (3)	265,000	$ 75,000 (4)	71.7% (4)
Andy L. Nemeth	207,000	120,000	42.0%
Doyle K. Stump (5)	150,000	110,000	26.7%
James S. Ritchey (6)	150,000	110,000	26.7%
Darin R. Schaeffer (7)	150,000	100,000	33.3%

(1)	The 2008 base salary represents the base salaries effective as of July 1, 2008 following a voluntary 10% reduction in base wages taken by Mr. Hassler, Mr. Cleveland, and Mr. Nemeth.

(2)	The 2009 base salary effective March 30, 2009 represents the base salaries as of March 30, 2009 following voluntary reductions in base wages taken by the NEOs and named officers.

(3)
Effective February 1, 2009, Mr. Cleveland succeeded Mr. Hassler as the Company’s Chief Executive Officer.  Mr. Cleveland continues in his role as President and Mr. Hassler continues to serve in his role as Chairman of the Board.

(4)
The decrease for Mr. Cleveland represents his voluntary election not to take an increase in base wages to $300,000 as originally recommended by the Compensation Committee in May 2008 in conjunction with Mr. Cleveland being appointed President and Chief Operating Officer, and is calculated based on the difference between his election to stay at a base salary of $265,000 as of July 1, 2008 and a further voluntary reduction in base salary to $75,000 as of March 30, 2009.

(5)	Mr. Stump joined the Company on October 13, 1997 holding various operations leadership roles and was elected as a corporate officer in 2009. Mr. Stump is the Vice President of Operations.

(6)
Mr. Ritchey joined the Company on August 19, 2002 holding various sales leadership roles and was elected as a corporate officer in 2009.  Mr. Ritchey is the Vice President of Sales for the South and West regions.

(7)
Mr. Schaeffer joined the Company on September 4, 2007 as Corporate Controller and was appointed Vice President, Corporate Controller, and Principal Accounting Officer of the Company on March 26, 2008.  Mr. Schaeffer is an officer of the Company.

Non-Equity Incentive Plan Awards (Short and Long-Term Incentives)

The Annual Non-Equity Incentive Plan Awards are reviewed and approved each year and are based on the achievement of financial targets.  Several key components were considered in the development of the 2009 incentive plan to incentivize the management team in light of the challenges facing the Company.  Some of these challenges include:

•	The significant leverage position taken on as a result of the acquisition of Adorn in 2007;

•	The significantly deteriorating market conditions in the primary industries that the Company serves;

•	The tightening of commercial credit related to overall macroeconomic conditions and the global economic crisis that occurred in 2008;

•	Necessary cost reduction initiatives that the management team needed to implement to continue to size the organization to the declining sales levels; and

•	The significant voluntary salary reductions taken by the senior management team.

As a result of the above factors, the compensation committee identified two key components for the 2009 non-equity incentive plan for the NEOs and the named officers.  The two key components include:

1.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) - EBIDTA target computed as defined in the Company’s credit agreement.  The Compensation Committee established the EBITDA target based on the full year combined operating plan as presented to the Board.  An incentive participation percentage was set for each of the NEOs and the named officers whereby they could earn additional compensation based on achieving and exceeding the EBITDA target as defined.  The incentive compensation potential to be earned by each NEO and each named officer is calculated based on a minimum EBITDA threshold and earned as a percentage of the incremental amount over and above the threshold, computed based on the participation percentage for each individual.

The following table summarizes the EBITDA incentive compensation participation targets and amounts paid to each NEO and the named officers for the year ended December 31, 2009:

Name	Incentive % of Incremental EBITDA	EBITDA Bonus ($)
Paul E. Hassler	N/A	-
Todd M. Cleveland	6.00%	-
Andy L. Nemeth	5.00%	-
Doyle K. Stump	2.00%	-
James S. Ritchey	1.75%	-
Darin R. Schaeffer	1.00%	-

2.
Debt Reduction - The Compensation Committee established a debt reduction target based on the 2009 expected debt service requirements whereby the NEOs and the named officers would participate in a percentage of every dollar of debt principal paid down over and above the debt reduction target as presented in the plan for 2009.

    The following table summarizes the debt reduction incentive compensation participation targets for each of the NEOs and the named officers for the year ended December 31, 2009:

Name	Incentive % (1)	Debt Reduction Bonus ($)
Paul E. Hassler	N/A	-
Todd M. Cleveland	1.25%	-
Andy L. Nemeth	1.00%	-
Doyle K. Stump	0.75%	-
James S. Ritchey	0.75%	-
Darin R. Schaeffer	0.50%	-

(1)	Represents the incentive percentage applied to total debt payments over the defined target.

While the Company had a program to pay bonuses based on EBITDA and debt reduction targets, no bonuses were paid to the NEOs and named officers.

Long-Term Incentives - Stock Awards

 Performance Contingent Share Awards:

We believe that increasing senior management’s ownership in the Company is critical to our long-term strategic plan and keeping management goals aligned with increasing shareholder value.  Due to the depressed economic conditions in 2009 and the Company’s financial position, there were no performance contingent shares granted to the NEOs and named officers in 2009.

Discretionary Stock Awards:

We believe that management should be rewarded for outstanding performance and incented to be retained with the Company irrespective of financial targets and metrics and therefore reserve the right to issue restricted stock grants to NEOs, named officers, and other individuals at our discretion.  The Compensation Committee approved the granting of 100,000 shares of discretionary restricted stock to certain NEOs and named officers for the year ended December 31, 2009.

 Restricted Stock Grants – 2009 Distribution

Name	# of Shares (1)
Paul E. Hassler	-
Todd M. Cleveland	35,000
Andy L. Nemeth	25,000
Doyle K. Stump	20,000
James S. Ritchey	20,000
Darin R. Schaeffer	-

(1)	Such amounts reflect the number of shares of restricted stock granted to each NEO and the named officers at a closing stock price of $0.69 on May 21, 2009.

Stock-Based Compensation:

Beginning in 2006, the Company granted the NEOs and named officers the right to elect to receive any or all of their base pay or base pay increases in any given year in restricted stock in lieu of cash.  The election is made as of the first of the year.  The shares are issued as of the first of the year and vest quarterly at 25% per quarter.  The NEOs and named officers are responsible for all applicable taxes associated with such shares and are entitled to all rights and voting privileges with respect to such shares.  There were no elections made by the NEOs and named officers in 2009 under this program.

Non-Qualified Stock Options

On May 21, 2009, the Company granted to the NEOs, named officers, and certain other members of senior management, (1) options to purchase 247,500 shares of common stock with an exercise price of $0.75 per share and (2) options to purchase 247,500 shares of common stock with an exercise price of $1.75 per share.  The grant date price of the Company’s common stock was $0.69 per share.  The vesting schedule of the stock options is as follows: 10% on the date of grant, and 25%, 35% and 30% upon the first, second and third anniversaries, respectively, of the grant date.  At December 31, 2009, the stock option grants outstanding with grant dates, percent vested and unvested, and termination dates were as follows:

Grant Date	Options Remaining	Vested	Unvested	Termination Date
5/21/09	244,875 (1)	10%	90%	5/21/19
5/21/09	244,875 (2)	10%	90%	5/21/19

A description of all stock awards held by the NEOs and named officers as of the end of fiscal 2009 is contained in the “Outstanding Equity Awards at December 31, 2009” table on page 21.  We reserve the right at any time to grant options under our Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

Executive Retirement Plans and Non-Qualified Excess Plan

The Company maintains a non-qualified executive retirement plan (the “Plan”) for Mr. Hassler and Mr. Nemeth.

Executive Retirement Plan

 Employees are invited to participate in the Plan upon approval by the Board.  The employee makes no contributions to the Plan and the retirement benefits are unfunded.  The Company purchases and is the owner of life insurance policies on certain executives which accumulate cash value as a potential source of funding, if required.  The benefits under the Plan are unsecured and subject to substantial risk in the event of bankruptcy or other insolvency matters.  Under the Plan, these benefits are not taxable to the employee until received and vest upon a change in control as defined in the Plan, the employee achieving 25 years of continuous service, the employee reaching age 65, or a combination of the employee’s age and years of service equaling 85.  In the event the employee shall retire at any time prior to age sixty-five (65) and after reaching the age of sixty (60) years, the retirement benefits payable under the Plan are reduced by 5% per year for each year or portion thereof prior to the employee’s attainment of age 65.  The provisions of the agreements provide for benefits payable in the event of death or disability.

According to the provisions of the Plan, Mr. Hassler and Mr. Nemeth upon vesting are entitled to receive annually 40% of their respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments.  Mr. Hassler became fully vested when he turned age 60.  Mr. Nemeth became fully vested in the plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007, as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions.  This plan was implemented in 2008 and Messrs. Hassler, Cleveland, Nemeth, and Schaeffer all elected to participate in this plan.  Participants are immediately vested in the plan.  There were no material contributions made to the NQDC Plan in 2009.  Pursuant to the provisions of the NQDC Plan and lack of material participation in the NQDC Plan, the Company declared a de minimis distribution on January 26, 2009, and distributed the net proceeds to the individuals participating in the NQDC Plan.  A summary of the contributions, net losses, and distributions in the NQDC Plan is as follows:

Name	2008 and 2009 Voluntary Contributions to the Plan	Net Losses	January 26, 2009 Distribution
Paul E. Hassler	$ 5,850	$ (837)	$ 5,013
Todd M. Cleveland	7,500	(1,534)	5,966
Andy L. Nemeth	11,053	(2,137)	8,916
Doyle K. Stump	-	-	-
James S. Ritchey	-	-	-
Darin R. Schaeffer	3,900	(714)	3,186

Perquisites

We believe in a performance based compensation and benefits package and therefore provide very few perquisites to our NEOs and named officers.  We do not provide the personal use of a company airplane, nor does the Company provide security at a personal residence, commuting expenses, personal travel using vehicles owned or leased by the Company except for the use of a company automobile by Mr. Cleveland and Mr. Ritchey, housing and other living expenses, clerical or secretarial services for personal matters, club memberships not exclusively used for business purposes, personal financial or tax advice or investment management services, or tax planning, financial planning, or tax preparation costs.  We provide a car allowance to our NEOs, named officers, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our NEOs and for the named officers.  They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays.  The NEOs and named officers also participate in the same 401(k) retirement program as all of the other general employees.

Equity Trading Restrictions

The Company has a policy whereby the mandatory blackout period begins on the last day of the month ending in a reporting period (March, June, September and December) and ends forty-eight hours after the public release of the financial information for that reporting period.  During this period, Section 16 insiders and other management employees who have access to “inside” information are precluded from trading in the public market, any types of company owned equity securities.  Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our CEO, our CFO and our named officers for the year ended December 31, 2009:
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(9)	Total ($)

Paul E. Hassler, Chairman and Chief Executive Officer (5)	2009 2008 2007	70,673 326,045 323,687	- - -	- 50,533 292,823	- 21,805 40,241	- - 190,700	65,530 103,343 516,989	136,203 501,726 1,364,440
Todd M. Cleveland, President and Chief Executive Officer (5)	2009 2008 2007	87,750 260,730 246,565	- - -	24,150 38,335 -	11,063 - -	- - 158,900	93 10,819 7,283	123,056 309,884 412,748
Andy L. Nemeth, Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	2009 2008 2007	159,411 212,659 204,451	- - -	17,250 38,335 292,823	6,453 12,905 23,816	- - 127,100	12,559 29,965 101,632	195,673 293,864 749,822
Doyle K. Stump, Vice President, Operations (6)	2009	112,298	-	13,800	4,794	-	10,500	141,392
James S. Ritchey, Vice President, Sales -South and West Regions (7)	2009	111,135	-	13,800	3,872	-	4,317	133,124
Darin R. Schaeffer, Vice President, Corporate Controller, and Principal Accounting Officer (8)	2009 2008	106,460 147,712	- -	- 14,224	1,475 -	- -	(2,458) 3,266	105,477 165,202

(1)	For information on base salaries and voluntary reductions in base wages taken in 2008 and 2009, see “Base Salary” on pages 13 and 14.

(2)
Amounts shown do not reflect compensation actually received.  Such amounts reflect the aggregate fair value of stock awards granted during the year which is generally the amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule.  In addition, the amounts in 2007 and 2008 include (i) the dollar amount of optional salary deferrals in the form of stock awards that each NEO and named officer elected to receive in lieu of cash compensation at the beginning of the fiscal year, and (ii) the dollar amount of compensation associated with the stock grant awarded by the Board in conjunction with the Adorn acquisition in 2007.

(3)
Amounts shown do not reflect compensation actually received.  Such amounts reflect the aggregate fair value of stock options granted during the year.  See Note 18 to the Consolidated Financial Statements in our 2009 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option award based on the Black-Scholes option-pricing model.

(4)
Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute Annual Incentive Plan awards for 2007 performance that were approved by the Compensation Committee.  There were no Annual Incentive Plan awards approved for 2008 and 2009.

(5)
Effective February 1, 2009, Mr. Cleveland succeeded Mr. Hassler as the Company’s Chief Executive Officer in accordance with the Company’s executive succession plan.  Mr. Cleveland continues in his role as President and Mr. Hassler continues to serve in his role as Chairman of the Board.

(6)	Mr. Stump joined the Company on October 13, 1997 holding various operations leadership roles and was elected as a corporate officer in 2009. Mr. Stump is the Vice President of Operations.

(7)
Mr. Ritchey joined the Company on August 19, 2002 holding various sales leadership roles and was elected as a corporate officer in 2009.  Mr. Ritchey is the Vice President of Sales for the South and West regions.

(8)	Mr. Schaeffer joined the Company on September 4, 2007 as Corporate Controller and was appointed Vice President, Corporate Controller, and Principal Accounting Officer of the Company on March 26, 2008.

(9)	The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Payments Under Executive Retirement Plan ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (a) ($)	Other (b)(c) ($)	Total All Other Compensation ($)
Paul E. Hassler	2009 2008 2007	- 793 1,025	87,228 - -	(23,938) 89,110 502,524	2,240 13,440 13,440	65,530 103,343 516,989
Todd M. Cleveland	2009 2008 2007	- - -	- - -	(5,844) 5,844 -	5,937 4,975 7,283	93 10,819 7,283
Andy L. Nemeth	2009 2008 2007	- 577 775	- - -	(881) 15,948 87,417	13,440 13,440 13,440	12,559 29,965 101,632
Doyle K. Stump	2009	-	-	-	10,500	10,500
James S. Ritchey	2009	259	-	-	4,058	4,317
Darin R. Schaeffer	2009 2008	58 150	- -	(3,116) 3,116	600 -	(2,458) 3,266

(a)
Amounts shown do not reflect compensation actually received.  Such amounts reflect the aggregate change in the present value of the NEOs’ and the named officers’ accumulated benefit under the Patrick Industries, Inc. Executive Retirement Plan and the Patrick Industries, Inc. Non-Qualified Excess Plan.  In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.  Mr. Hassler and Mr. Nemeth each became fully vested in the Executive Retirement Plan in 2007.  All participants are fully and immediately vested in the Non-Qualified Excess Plan.

(b)	Amounts shown reflect automobile allowance and health club reimbursement pursuant to the Company’s general health and wellness program.

(c)	Mr. Cleveland and Mr. Ritchey have the use of a Company car.

Grants of Plan-Based Awards During Fiscal Year 2009

The table below sets forth information on grants in 2009 to the NEOs and named officers of options and stock awards as set forth in the Summary Compensation table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Options/Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Paul E. Hassler	-	0	-	-	-	-	-	-

Todd M. Cleveland	5/21/09	0	-	-	35,000	-	0.69	24,150
	5/21/09	0	-	-	-	75,000	0.75	6,822
	5/21/09	0	-	-	-	75,000	1.75	4,241
Andy L. Nemeth	5/21/09	0	-	-	25,000	-	0.69	17,250
	5/21/09	0	-	-	-	43,750	0.75	3,980
	5/21/09	0	-	-	-	43,750	1.75	2,473
Doyle K. Stump	5/21/09	0	-	-	20,000	-	0.69	13,800
	5/21/09	0	-	-	-	32,500	0.75	2,956
	5/21/09	0	-	-	-	32,500	1.75	1,838

James R. Ritchey	5/21/09	0	-	-	20,000	-	0.69	13,800
	5/21/09	0	-	-	-	26,250	0.75	2,388
	5/21/09	0	-	-	-	26,250	1.75	1,484

Darin R. Schaeffer	5/21/09	0	-	-	-	10,000	0.75	910
	5/21/09	0	-	-	-	10,000	1.75	565

(1)
The related performance targets and results are described in detail under “Executive Compensation-Non-Equity Incentive Plan Awards (Short and Long-Term Incentives) on pages 14 and 15.  As discussed, there was no target or maximum with respect to those awards.

(2)	These shares represent the number of restricted stock grants in fiscal 2009. The restricted shares vest on the third anniversary of the grant date.

(3)
These stock options were granted in 2009 and 10% were immediately vested.  The remaining 2009 options will vest in increments of 25%, 35% and 30% upon the first, second and third anniversaries, respectively, of the grant date, with full vesting at the end of three years, and expire after ten years.

(4)	The base price of the stock awards is the closing price of the Company’s stock on the grant date.

(5)
The grant date fair value of the stock options was computed in accordance with FASB ASC Topic 718.  See Note 18 to the Consolidated Financial Statements in the 2009 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option award based on the Black-Scholes option-pricing model.

Outstanding Equity Awards at December 31, 2009

The following table summarizes the outstanding equity awards held by the NEOs and named officers as of December 31, 2009:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Paul E. Hassler	24,500	-	10.01	6/21/10	-	-
	18,375	-	9.95	10/30/11	-	-
Todd M. Cleveland	-	-	-	-	35,000	85,050
	7,500	67,500	0.75	5/21/19	-	-
	7,500	67,500	1.75	5/21/19	-	-
Andy L. Nemeth	-	-	-	-	25,000	60,750
	14,500	-	10.01	6/21/10	-	-
	14,500	-	9.95	10/30/11	-	-
	4,375	39,375	0.75	5/21/19	-	-
	4,375	39,375	1.75	5/21/19	-	-
Doyle K. Stump	-	-	-	-	20,000	48,600
	3,250	29,250	0.75	5/21/19	-	-
	3,250	29,250	1.75	5/21/19	-	-
James S. Ritchey	-	-	-	-	20,000	48,600
	-	23,625	0.75	5/21/19	-	-
	-	23,625	1.75	5/21/19	-	-
Darin R. Schaeffer	1,000	9,000	0.75	5/21/19	-	-
	1,000	9,000	1.75	5/21/19	-	-

(1)
Stock options granted prior to 2009 vest incrementally at a rate of 25% per year, with full vesting at the end of four years, and expire after six years.  Of the stock options granted in 2009, 10% were immediately vested.  The remaining 2009 options will vest in increments of 25%, 35% and 30% upon the first, second and third anniversaries, respectively, of the grant date, with full vesting at the end of three years, and expire after ten years.  Unvested options are subject to forfeiture if the NEO’s or the named officer’s employment with the Company is terminated before the options vest.

2)
Restricted share grants related to annual share awards, which were approved by the Board on May 21, 2009, will fully vest on the third anniversary of the grant date, or May 21, 2012.  Unvested restricted stock awards are subject to forfeiture if the NEO’s or the named officer’s employment with the Company is terminated before the shares vest.

(3)	Based on a market price of $2.43 per share, which was the NASDAQ Stock Market closing price on December 31, 2009.

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth information about stock options exercised by the NEOs and the named officers in 2009.  There were no stock awards to the NEOs and named officers that vested in 2009.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Paul E. Hassler	-	-
Todd M. Cleveland	-	-
Andy L. Nemeth	-	-
Doyle K. Stump	-	-
James S. Ritchey	5,250	15,734
Darin R. Schaeffer	-	-

(1)	The value realized on exercise was based on the difference between the market price of the stock on the date of exercise and the option exercise price.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	585,125	$ 2.67	759,502
Equity compensation plans not approved by security holders	-	N/A	-
Total	585,125	$ 2.67	759,502

Non-Qualified Deferred Compensation

The following table sets forth information about the participation of the NEOs and the named officers in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in footnote 9 to the Summary Compensation Table under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance as of Last FYE (3)
Paul E. Hassler	$ -	$13,080	$60,069	$ (97,087)	$838,139
Todd M. Cleveland	-	-	122	(5,966)	-
Andy L. Nemeth	-	-	8,035	(8,916)	119,056
Doyle K. Stump	-	-	-	-	-
James R. Ritchey	-	-	-	-	-
Darin R. Schaeffer	-	-	70	(3,186)	-
(1)	Represents the charge reflected in operating results for the current fiscal year associated with the compensation cost recognized by the Company pursuant to the terms of the plan.

(2)       Represents the interest cost reflected in operating results for the current fiscal year associated with the annuity.

(3)	Represents the present value of an annuity as of December 31, 2009 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement.

See Executive Retirement Plans and Non-Qualified Excess Plan summary description on pages 16 and 17 of this proxy statement.

Potential Payments Upon Termination and Following a Change in Control for Fiscal Year 2009

We believe that the Company should provide reasonable severance benefits to our NEOs and named officers, and other general employees that are fair and commensurate with their job duties, functions, and responsibilities.  We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of a severance agreement.  The following table summarizes the severance agreements at December 31, 2009 for our NEOs and named officers in the event they are terminated without cause.

Name	Severance	Payments upon Termination Without Cause (1)	Non-Compete	Confidentiality Agreement
Paul E. Hassler (2)	N/A	N/A	N/A	N/A
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	$300,000	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	$230,000	1 Year	1 Year
Doyle K. Stump	12 Months Base Salary and Insurance Benefits	$150,000	2 Years	Indefinite
James S. Ritchey	12 Months Base Salary and Insurance Benefits	$150,000	2 Years	Indefinite
Darin R. Schaeffer	6 Months Base Salary and Insurance Benefits	$75,000	1 Year	1 Year

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

(2)	Mr. Hassler’s employment agreement was terminated upon his retirement effective January 31, 2009.

Employment Contracts

The Company has entered into Employment Agreements with Messrs. Cleveland and Nemeth, pursuant to which they agreed to serve as executive officers, and with Messrs. Stump, Ritchey and Schaeffer pursuant to which they agreed to serve as officers, of the Company.  The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary for Messrs. Cleveland, Nemeth, Stump and Ritchey, and six (6) months base salary for Mr. Schaeffer.  Under the Agreements, voluntary termination with or without cause, death, disability or retirement, shall not result in any obligation of the Company to make payments.

2009 NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors are paid an annual retainer of $5,000 and receive $600 for each board meeting and $600 for each committee meeting they attend, and $300 for each conference call they attend, with a maximum of $1,200 per combined event.  Committee members receive an additional annual retainer of $5,000, regardless of the number of committees on which they serve.  Employee directors receive no compensation as such.  On an annual basis in May, each non-employee director is automatically granted a restricted stock award of 3,500 shares of the Company’s common stock, which will vest upon such director’s continued service as a member of the Board for one year or earlier upon certain events.  We pay the non-employee directors’ expenses, including travel, accommodations, and meals, for attending Board and Board Committee meetings and our Annual Shareholders Meeting and any other activities related to our business.

The following table sets forth a summary of the compensation we paid to our non-employee directors in the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (3)	All Other Compensation	Total
Terrence D. Brennan	$ 17,500	$ 2,415	$ -	$ -	$ 19,915
Joseph M. Cerulli	17,200	2,590	-	-	19,790
Paul E. Hassler	9,500	2,415	87,228	-	99,143
Keith V. Kankel	17,800	2,415	70,635	1,500 (4)	92,350
Larry D. Renbarger	17,800	2,415	-	-	20,215
Walter E. Wells	17,800	2,415	-	-	20,215

(1)       The amounts under the column headed “Fees Earned or Paid in Cash” represent meeting and retainer fees.

(2)
Amounts shown do not represent compensation actually received.  Such amounts reflect the aggregate grant date fair value of 3,500 shares of restricted stock granted to each non-employee director at a closing stock price of $0.69 on May 21, 2009, except for Mr. Cerulli who was granted 3,500 shares of restricted stock on June 22, 2009 at a closing stock price of $0.74.

(3)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

(4)	Represents fees paid for services associated with Mr. Kankel’s duties as Secretary to the Board and certain committees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Walter E. Wells (Chairman)
Terrence D. Brennan
Joseph M. Cerulli
Keith V. Kankel
Larry D. Renbarger

Since April 2007, we have entered into a number of transactions with Tontine, which currently owns 56.4% of our common stock and is a related party as such term is defined under Item 404(a) of Regulation S-K.

On April 10, 2007, in connection with the financing of the Adorn acquisition, we entered into the 2007 Securities Purchase Agreement with Tontine for the private placement of shares of our common stock.  Concurrently with the closing of the Adorn acquisition, Tontine purchased 980,000 shares of Patrick common stock in a private placement at a purchase price of $11.25 per share for total proceeds of approximately $11.0 million, less related costs.  Tontine also provided additional interim debt financing of approximately $14.0 million in the form of senior subordinated promissory notes with an initial interest rate of 9.50%, which was payable in cash or in-kind.  Interest

RELATED PARTY TRANSACTIONS

on these notes increased to 13.50% on May 19, 2008.  On March 10, 2008, the Company entered into the 2008 Securities Purchase Agreement providing for the sale in a private placement of an additional 1,125,000 shares of its common stock to Tontine at $7.00 per share, for an aggregate purchase price of $7.9 million.  The sale was completed on March 12, 2008.  Proceeds from the sale of common stock were used to prepay approximately $7.7 million of the approximate $14.8 million in principal then outstanding under the senior subordinated promissory notes and to pay related accrued interest.

                In addition, the 2007 Securities Purchase Agreement, provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board.  The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board.  Tontine’s right to appoint directors and the Company’s obligation to limit the size of its Board were affirmed in the 2008 Securities Purchase Agreement.  Mr. Cerulli’s appointment to the Board was made pursuant to Tontine’s right to appoint directors as described above.  As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

On September 17, 2007, the Company entered into a Standby Purchase Agreement (the “2007 Standby Purchase Agreement”) with Tontine in connection with the Company’s proposed rights offering to its shareholders.  On March 10, 2008, the Company and Tontine terminated the 2007 Standby Purchase Agreement.

On March 10, 2008, the Company entered into a Standby Purchase Agreement (the “2008 Standby Purchase Agreement”) with Tontine in connection with the Company’s rights offering of 1,850,000 shares of common stock to its shareholders.  Under the rights offering, shareholders received one right to purchase 0.2580693 of a share of common stock for each share of common stock held as of the May 27, 2008 record date at a purchase price of $7.00 per share.  On June 26, 2008, the Company consummated the transactions set forth in the 2008 Standby Purchase Agreement with Tontine in connection with the completion of its previously announced rights offering.  Pursuant to the terms of the 2008 Standby Purchase Agreement, Tontine purchased in a private placement its pro rata portion of the 1,850,000 shares of the Company’s common stock offered in the rights offering and all shares of common stock that were unsubscribed for by the Company’s shareholders at the close of the rights offering, for an aggregate purchase by Tontine of 1,706,874 shares of common stock and for a total purchase price of approximately $11.9 million.  Including the proceeds of Tontine’s purchase, the Company raised a total of approximately $13.0 million of additional equity capital in the rights offering of common stock to its shareholders.  The Company used the proceeds from the rights offering to prepay approximately $7.1 million of remaining principal under the senior subordinated promissory notes and to pay approximately $0.3 million of related accrued interest, and used the remaining proceeds to reduce borrowings under its Credit Facility on the first day of the fiscal third quarter of 2008.

On May 18, 2007, in connection with the 2007 private placement of common stock with Tontine, the Company amended the provisions of its Rights Agreement (the “Rights Agreement”), dated as of March 21, 2006, with National City Bank, as Rights Agent, to permit the acquisition by Tontine of the shares offered in the 2007 private placement.  On March 12, 2008, in connection with the 2008 private placement of common stock with Tontine and the 2008 Standby Purchase Agreement, the Company amended the provisions of its Rights Agreement to exempt all Tontine entities or any of their affiliates or associates.

All related party transactions must be approved by a majority of the members of our Board and by a majority of independent and disinterested directors.  A proposed related person transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees.  The Board then approves, ratifies, or rejects the transaction.  The transactions with Tontine, as described above, were approved by the Board consistent with this policy.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters.  Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

We have reviewed and discussed with senior management our audited financial statements included in the 2009 Annual Report to Shareholders.  Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Horwath LLP, our independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.  In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence rules.

We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence.  Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2009 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles.  That is the responsibility of management and our independent auditors.  In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements.

The Audit Committee:

Keith V. Kankel (Chairman)
Terrence D. Brennan
Larry D. Renbarger
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT PUBLIC ACCOUNTANTS

On June 22, 2009, the Audit Committee appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  As noted above in Proposal 2, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Effective June 22, 2009, the Audit Committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm.  The reports of Ernst & Young LLP on our financial statements as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through June 22, 2009,  there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP,  would have caused Ernst & Young LLP to make reference thereto in its reports on our financial statements for such years and interim period.

During the subsequent interim period through the date of the Company’s appointment of Crowe Horwath on June 22, 2009, neither the Company nor anyone on its behalf consulted with Crowe Horwath LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Audit Fees

The following table presents fees for professional audit services rendered by Crowe Horwath LLP for the audit of our annual financial statements for the year ended December 31, 2009 and by Ernst & Young LLP for the year ended December 31, 2008:

	2009	2008

Audit Fees (1)	$ 273,600	$ 558,200

Audit-Related Fees	-	-

Tax Fees (2)	42,500	79,150

All Other Fees	-	-

Total Fees	$ 316,100	$ 637,350

(1)
Audit fees consist of fees for professional services rendered for the audit of our financial statements and review of financial statements included in our quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.  In addition, audit fees include the reviews of various SEC filings.

(2)
Tax fees consist of the preparation and/or review of Federal and State tax returns, assistance with preparation of tax inquiries, primarily from state and local tax authorities, enterprise zone property tax filings, and preparation and review of employee benefit plan filings. Tax fees in 2009 were related to the review by Crowe Horwath LLP of the 2008 tax returns.  The 2008 fees reflect the balance of services rendered by Ernst & Young LLP in 2008 for the preparation of the 2007 tax returns.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement.  The Committee has delegated authority to its Chairman to approve proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2009 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee.  Upon written or oral request to Andy L. Nemeth-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2009 or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals which may be presented for action at the meeting.  However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

/s/ Andy L. Nemeth
Andy L. Nemeth Secretary

April 26, 2010

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Daylight Time, on May 20, 2010.

Vote by Internet

• Log on to the Internet and go to
  www.investorvote.com/PATK

• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
  US territories & Canada any time on a touch tone
  telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in                   • Follow the instructions provided by the recorded message.
this example. Please do not write outside the designated areas.        ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

    A    Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors*:                                    For    Withhold                For    Withold                    For      Withold

01 - Terrence D. Brennan                               ☐  ☐                         02 - Joseph M. Cerulli       ☐         ☐                   03 - Todd M. Cleveland        ☐        ☐

        04 - Paul E. Hassler                                          ☐        ☐                                         05 - Keith V. Kankel          ☐          ☐      06 - Andy L. Nemeth             ☐        ☐

        07 - Larry D. Renbarger                                  ☐         ☐                                 08 - Walter E. Wells           ☐  ☐
                                                   *To elect eight directors to the Board of Directors to
                                               serve until the 2011 Annual Meeting of Shareholders.

       For   Against Abstain

2. To ratify the appointment of Crowe Horwath LLP as our   ☐ ☐ ☐
         independent registered public accounting firm for fiscal
 year 2010.

3. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B    Non-Voting Items

Change of Address — Please print new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

Date (mm/dd/yyyy) — Please print date below.                                                            Signature 1 — Please keep signature within the box.             Signature 2 — Please keep signature within the box.

.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — PATRICK INDUSTRIES, INC.

107 West Franklin Street, P.O. Box 638
Elkhart, Indiana 46515

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, and each of them, as the undersigned’s proxies, each with full power of substitution, to represent and to vote, as designated on the reverse, all of the undersigned’s Common Stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held at 10:00 AM (EDT) on Thursday, May 20, 2010, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no specific direction is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.